UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2012

CIBER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13103	38-2046833
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2012, CIBER, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, as United States (“U.S.”) borrower, certain United Kingdom and Dutch subsidiaries of the Company (the “U.K. Dutch Borrowers”), certain German subsidiaries of the Company (the “German Borrowers”), Wells Fargo Bank, N.A., as administrative agent (the “Administrative Agent”), and the other lenders from time to time party thereto. The Credit Agreement replaced the Company’s previous credit agreement and refinanced all amounts outstanding thereunder.

The Credit Agreement provides for (1) an asset-based revolving line of credit of up to $60 million (the “Revolver”), with the amount available for borrowing at any time under such line of credit determined according to a borrowing base valuation of eligible account receivables, and (2) a $7.5 million term loan to the Company (the “Term Loan”). The total available borrowing base on May 7, 2012 was $60 million. The Revolver matures on May 7, 2017, and the Term Loan matures on November 7, 2013. The Term Loan amortizes in monthly principal payments of approximately $0.4 million starting on October 31, 2012, with the balance due at maturity of the Term Loan.

The Revolver contains sub-facilities for, among other things, (i) a revolving line of credit in favor of the U.K. Dutch Borrowers providing for borrowings in Euros or Great Britain Pounds of up to the equivalent of $20 million (the “U.K. Dutch Revolver”), (ii) a revolving line of credit in favor of the German Borrowers providing for borrowings in Euros of up to the equivalent of $10 million (the “German Revolver”), (iii) letters of credit of up to $6.7 million, and (iv) shorter term swingline loans of up to $10 million. The Revolver may be increased from time to time by the Company upon the satisfaction of certain conditions, including obtaining additional lender commitments for such increase, by up to an aggregate of $25 million.

The obligations of the Company under the Credit Agreement are guaranteed by its U.S. subsidiaries and secured by substantially all the assets of the Company and such subsidiaries. The obligations of the U.K. Dutch Borrowers and the German Borrowers under the Credit Agreement are guaranteed by the Company and all material U.S., Dutch and British subsidiaries of the Company, and secured by substantially all the assets of the Company and such subsidiaries.

The Term Loan accrues interest at an annual rate of 12.0%. The Revolver accrues interest at a rate of the London interbank offered rate (“LIBOR”) plus a margin ranging from 225 to 275 basis points, or, at the option of the Company, a base rate equal to the greatest of (a) the Federal Funds Rate plus 0.50%, (b) LIBOR plus 1%, and (c) the “prime rate” set by the Administrative Agent plus a margin ranging from 125 to 175 basis points. Borrowings under the U.K. Dutch Revolver and the German Revolver accrue interest at a rate of LIBOR plus a margin ranging from 225 to 275 basis points and certain fees related to compliance with European banks and regulators. The interest rates applicable to borrowings under the Credit Agreement are subject to increase during an event of default. The Company is also required to pay an unused line fee ranging from 0.375% to 0.50% annually on the unused portion of the Revolver. In the case of the Revolver, the applicable margin and unused line fee is determined according to the amount of unused borrowing capacity under the Revolver.

If the Company terminates the Credit Agreement within one year of the date of the Credit Agreement it must pay a prepayment fee equal to 1% of the amount of the Revolver plus the amount outstanding under the Term Loan. Otherwise, loans under the Credit Agreement may be prepaid, in whole or in part, without premium or penalty. In addition, the Credit Agreement contains certain mandatory prepayment provisions. Subject to certain exceptions and conditions, the Company may be required to prepay the Term Loan with the net cash proceeds received from certain events, including, receipt of proceeds from a disposition of assets, a judgment or settlement, the issuance of indebtedness or the issuance of common stock or other equity interests.  In addition, a mandatory prepayment of the Term Loan is required on an annual basis in an amount equal to 50% of any excess cash flow (as defined in the Credit Agreement) less the amount of any other prepayments made that year.  The Revolver or any sub-facility must be prepaid to the extent that borrowings under such facility exceed the maximum availability under the Revolver or any sub-facility.

The Credit Agreement includes a number of business covenants, including customary limitations on, among other things, indebtedness, liens, investments, guarantees, mergers, dispositions, acquisitions, liquidations, dissolutions, issuances of securities, payments of dividends, loans and advances, and transactions with affiliates.

The Credit Agreement also contains certain financial covenants, including: (i) a minimum trailing 12-month “EBITDA,” which starts at $39.2 million for April 2012, decreases over seven months to $27.6 million for November and December of 2012 and then increases over ten months to $41.4 million for October 2013; (ii) a minimum trailing 12-month fixed charge coverage ratio of 1.1 to 1.0; and (iii) a maximum trailing 12-month leverage ratio, which starts at 1.1 to 1.0 for April 2012, decreases over five months to 1.6 to 1.0 for September through November of 2012 and increases over 11 months to 1.0 to 1.0 for October 2013. The Company is required to be in compliance with the financial covenants at the end of each calendar month until the Term Loan is repaid in full. The Company is also required to be in compliance with the minimum fixed charge coverage ratio after the Term Loan is repaid in full if (i) an event of default has occurred and is continuing, (ii) less than 25% of the Revolver is available for borrowing, or (iii) less than $15 million is available for borrowing under the Revolver. The Company must then continue to comply with the minimum fixed charge coverage ratio until (1) no event of default is continuing and (2) at least 25% of the Revolver and a minimum of $15 million have been available for borrowing under the Revolver for 30 consecutive days.

The Administrative Agent will take dominion over the Company’s U.S. cash and cash receipts and will automatically apply such amounts to the Revolver on a daily basis if (i) an event of default has occurred and is continuing, (ii) less than 30% of the Revolver or less than $18 million is available for borrowing under the Revolver for five consecutive days, or (iii) less than 25% of the Revolver or less than $15 million is available for borrowing under the Revolver at any time. The Administrative Agent will continue to exercise dominion over the Company’s U.S. cash and cash receipts until (1) no event of default is continuing and (2) at least 30% of the Revolver and a minimum of $18 million have been available for borrowing under the Revolver for 30 consecutive days. In addition, at all times during the term of the Revolver, the Administrative Agent will have dominion over the cash of the U.K. Dutch Borrowers and the German Borrowers and, subject to various limitations, will automatically apply such amounts to the Revolver on a daily basis.

The Credit Agreement generally contains customary events of default for credit facilities of this type, including nonpayment, material inaccuracy of representations and warranties, violation of covenants, default of certain other agreements or indebtedness, bankruptcy, material judgments, invalidity of the Credit Agreement or related agreements, and a change of control. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations under the Credit Agreement may be accelerated, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the collateral.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement and the Guaranty and Security Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 9.01(d). Exhibits.

(d)	Exhibits.

10.1

Credit Agreement, by and among CIBER, Inc., as U.S. borrower, certain foreign subsidiaries of CIBER, Inc., as European borrowers, Wells Fargo Bank, N.A., as administrative agent, lead arranger, sole arranger, sole book runner and U.K. security trustee, and the lenders from time to time party thereto, dated as of May 7, 2012.

10.2	Guaranty and Security Agreement, by and among CIBER, Inc. and certain subsidiaries of CIBER, Inc., in favor of Wells Fargo Bank, N.A., in its capacity as administrative agent, dated May 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CIBER, INC.

Date: May 8, 2012	By:	/s/ Claude J. Pumilia
	Name:	Claude J. Pumilia
	Title:	Chief Financial Officer, Executive Vice President and Treasurer

Exhibit Index

Exhibit No.	Description

10.1

Credit Agreement, by and among CIBER, Inc., as U.S. borrower, certain foreign subsidiaries of CIBER, Inc., as European borrowers, Wells Fargo Bank, N.A., as administrative agent, lead arranger, sole arranger, sole book runner and U.K. security trustee, and the lenders from time to time party thereto, dated as of May 7, 2012.

10.2	Guaranty and Security Agreement, by and among CIBER, Inc. and certain subsidiaries of CIBER, Inc., in favor of Wells Fargo Bank, N.A., in its capacity as administrative agent, dated May 7, 2012.